EXHIBIT 8.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and effective as of May 1, 2019 (the “Effective Date”) by and between Jacksam Corporation, a Nevada corporation (the “Company”), and Daniel L. Davis, also known as Danny L. Davis (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation

Consultant shall, subject to the control and direction of the CEO of the Company, and as reasonably requested thereby, provide the following services to the Company: (A) cooperate and assist with the transition to other persons within the Company those Company matters for which Consultant was responsible during his employment by the Company, including without limitation, providing information to the Company’s auditors about matters within his knowledge (“Consultant Matters”) and (B) the provision of advice and information, within Consultant’s knowledge or possession, concerning the Consultant Matters (collectively, the “Services”). Consultant shall be allowed to provide all such services from his home office. Consultant shall not be required to provide more than four hours of Services per day, ten hours of Services per week nor 40 hours of Services to the Company per month. In consideration therefor, the Company agrees to pay Consultant the compensation described in Exhibit A.

2. Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business or products of the Company, its Affiliates or Subsidiaries, including but not limited to all Developments (defined below), and including but not limited to product plans, business plans, software, inventions, processes, technology, trade secrets, customers, marketing, finances, and other business information discovered by Consultant during the term of this Agreement or as may be disclosed by the Company, its Affiliates or Subsidiaries, either directly or indirectly, in writing, orally or by inspection of premises of the Company, its Affiliates or Subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

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B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company in order that the Company may seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Confidential Information to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third-Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that any and all confidential or proprietary information shall be within the definition of Confidential Information and be subject to this Section 2.

3. Return of Company Materials

Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Developments, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

4. Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) three (3) years or (ii) termination as provided in subsection B, below. The term of this Agreement may be extended by mutual agreement of the Parties at any time.

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B. Termination. This Agreement may be terminated (1) upon the mutual written agreement of the Parties, (2) upon a material breach of this Agreement or any other agreement between the Parties entered into contemporaneously herewith including the Settlement Agreement and Mutual Release, the Lock-Up and Leakout Agreement, the Standstill Agreement, or the Intellectual Property Assignment, that goes uncorrected during the 20-day period following written notice of breach, which shall identify the alleged breach in sufficient detail, by the non-breaching Party or (3) by either Party upon a Change in Control and the Company’s payment in full of the Change in Control Payment.

C. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts unpaid amounts owing to Consultant for Services through the termination date and related reimbursable expenses, if any; provided, however, no such payment shall be owed by Company to Consultant in the event this Agreement is terminated by the Company pursuant to section 4.B(2) above; and

(2) Article 2 (Confidentiality), Article 3 (Ownership), Article 3 (Return of Company Materials), Article 4 (Term and Termination), Article 5 (Independent Contractor Relationship), Article 6 (Limitation of Liability), and Article 8 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

5. Independent Contractor Relationship

It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Without prior written authorization of the Company, the Consultant shall not purport to act on behalf of or bind the Company, nor shall the Consultant represent to any person that the Consultant is an authorized agent or representative of the Company.

6. Limitation of Liability

IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

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7. Non-Compete, Non-Solicitation, Non-Disparagement.

A. In further consideration of the compensation to be paid to the Consultant hereunder, the Consultant acknowledges that in the course of his engagement with the Company and its Affiliates (and their predecessors) he has, and will continue to, become familiar with the Company’s and its Affiliates’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its Affiliates and their customers and suppliers and his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Consultant agrees that during the term of this Agreement (the “Restricted Period”), the Consultant will not, directly or indirectly, anywhere in the Applicable Area (whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):

(1) act in a capacity, or provide services, for any business that is the same as, or substantially similar to, the Business;

(2) act in a capacity, or provide services, for any business that directly or indirectly competes with the Business;

(3) supervise, manage or oversee others engaging in any of the activities described above;

(4) act in a capacity or provide services in which it is likely that the Consultant will disclose or use the Company’s Confidential Information;

(5) engage in the Business or manage, control, participate in, consult with, or render services for, any other Person that engages in the Business;

(6) otherwise engage in any business, venture or activity that is competitive with the Business;

(7) except as permitted below, own any interest in, consult with, render services to or otherwise assist any Person that does any of the foregoing.

Nothing herein will prohibit the Consultant from being a passive owner of less than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Consultant has no active participation in the business of such corporation.

B. During the Restricted Period, the Consultant will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit or solicit any then current employee of or consultant to the Company or any of its Affiliates, or (ii) induce or attempt to induce any then current employee of, or consultant to, the Company or any of its Affiliates, to leave the employ of the Company or any such Affiliate, (in the case of (i) or (ii), a “Solicitation”).

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C. During the Restricted Period the Consultant will not, directly or indirectly, in any manner (whether as his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) call on, solicit or service any Customer with the intent of selling or attempting to sell or provide any service or product similar to the services or products sold by the Company or any of its Affiliates, or (ii) in any way interfere with the relationship between the Company or any of its Affiliates and any person or entity known by Consultant to be a Customer, supplier, licensee or other business relation of the Company or any of its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its Affiliates or any of their operations, officers, directors or investors; provided, that, the foregoing shall not prevent the Consultant from making otherwise permissible statements in any litigation proceeding between the Consultant, on the one hand, and the Company or its Affiliates, on the other hand).

D. During the Restricted Period, both Parties will forbear from making, causing to be made, encouraging publishing, ratifying or endorsing, directly or indirectly, any and all defamatory, slanderous or disparaging, or derogatory remarks, statements or comments, or which can be reasonably be construed to be such to any person with respect to the other Party or any of its Affiliates, or their products or services. Each Party further agrees that it will not make, either individually or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be of a negative, disparaging or critical nature concerning the other Party or any of its Affiliates, or their products or services, including, but not limited to, statements about business practices, the activities of employees and owners, to anyone other than in privileged conversations with your legal advisor or as required by law.

E. The Consultant acknowledges and agrees that the restrictions contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates and that the Consultant has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Consultant agrees and acknowledges that the Company and its Affiliates are currently engaging in business and actively marketing their services and products throughout the Applicable Area, the Company and its Affiliates expend significant time and effort developing and protecting the confidentiality of their methods of doing business, customer lists, long term customer relationships and trade secrets and such methods, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 7, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by the Consultant against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 2, 3, 4 or this Section 7, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, the Consultant will not be prohibited from pursuing such claims or causes of action against the Company. The Consultant consents to the Company notifying any future employer of the Consultant of the Consultant’s obligations under Sections 2, 3, 4 and this Section 9 of this Agreement.

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F. In the event of the breach or a threatened breach by the Consultant of any of the provisions of Sections 2, 3, 4 or this Section 9, the Company and any of its Affiliates, in addition and supplementary to any other rights and remedies existing in their favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Consultant of this Section 9, the Restricted Period will be tolled until such breach or violation has been duly cured.

8. Miscellaneous

A. Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without regard to the conflicts of law provisions of any jurisdiction.

B. Assignability. This Agreement will be binding upon Consultant’s assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that it is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

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F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8.G.

(1)	If to the Company, to:
Jacksam Corporation c/o Mark Adams, CEO 30191 Avenida de Las Banderas, Ste. B Rancho Santa Margarita, CA 92688

(2)	If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Additional Definitions.

“Affiliate” means, with regard to any Person, (a) any other Person, directly or indirectly, controlled by, under common control of or with, or controlling such Person, (b) any other Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities, (c) any other Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person, (d) any other Person that, through contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any other Person that, through contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

“Applicable Area” means the United States, Canada and Europe.

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“Business” means the design, manufacture or resale of workflow automation machinery, equipment, systems or software for use in connection with the filling, capping, or packaging of cartridges, e-cigarettes (including vaporizers or atomizers) and / or batteries usable for the consumption of cannabis or CBD oils. The Parties agree that Consultant may engage in a new venture which will be solely plant-touching and any hardware that venture brings to market will be filled specifically for the new venture’s brand(s) and would be making licensed B2C products filled with THC oil or CBD oil, and that such venture would not compete with that of the Company.

“Change in Control” means either:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions);

(b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(c) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing less than 60% of the combined voting power of the surviving corporation’s then outstanding securities.

“Customer” means any Person who either: (a) purchased products or services from the Company or any Affiliate during the three (3) years prior to the date of termination of the Executive’s employment; or (b) was called upon or solicited by the Company or any Affiliate during such three (3) year period if the Executive had direct or indirect contact with such Person as an employee of the Company or any Affiliate or learned or became aware of such Person during his employment with the Company or any Affiliate.

“Person” means any natural person, corporation, general partnership, limited partnership, corporation or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiary” means any corporation, corporation, partnership or other entity of which a Person, directly or indirectly, holds an equal or majority of the voting stock or voting power, or a majority of the capital, profits or other economic interests therein, or has an option to acquire any such interest.

J. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

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IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Services Agreement, effective as of the date first written above.

JACKSAM CORPORATION, a Nevada corporation

DANIEL L. DAVIS	By:	Mark Adams
	Its:	President
Address for Notice:

31 Arbor Walk Lane
Rancho Santa Margarita, CA 92688

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EXHIBIT A

1. Compensation.

The Company will pay Consultant $165,000.00 per year, payable in twenty-four (24) equal installments due on the 15th and 30th/31st of each month. All payments to Consultant shall be made by check delivered to his home at 31 Arbor Walk Lane, Rancho Santa Margarita, CA 92688

On or by the last business day of each of calendar month, the Consultant shall submit all pre-approved expenses incurred by Consultant to the Company. The Company will reimburse Consultant, in accordance with Company policy, but not longer than fifteen (15) days from expense submittal, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement. For any expenses to be reimbursable, the Consultant must receive written consent from Mark Adams prior to incurring such expenses and submit receipts for such expenses to the Company in accordance with Company policy.

Upon a Change in Control, the Company shall pay to Consultant, as a lump-sum payment to be paid within ten (10) days of the close of the Change in Control, all unpaid consulting fees hereunder for the remaining portion of the three-year term of this Agreement (“Change in Control Payment”).

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